UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2008

ABBOTT LABORATORIES

(Exact name of registrant as specified in its charter)

Illinois	1-2189	36-0698440
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

100 Abbott Park Road Abbott Park, Illinois	60064-6400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 937-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 19, 2008, Abbott Laboratories and Takeda Pharmaceutical Company Limited (“Takeda”) entered into an agreement to conclude their joint venture operated through TAP Pharmaceutical Products Inc., a close corporation (“TAP”).  The parties to the agreement are Abbott; Takeda; Takeda America Holdings, Inc., a wholly-owned subsidiary of Takeda (“TAH”); TAP; and Lake Products Inc., a newly formed subsidiary  (“Lake Products”).  TAP is owned 50 percent by Abbott and 50 percent by TAH.

In the transaction, the parties will evenly divide the value of the joint venture.  To accomplish this, under the terms of the agreement, TAP will contribute to Lake Products assets related primarily to Lupron and specified other pharmaceutical products (not including Prevacid), certain other assets and TAP personnel primarily associated with Lupron, and Lake Products will assume certain related liabilities.  At closing, Abbott will exchange its 50 percent ownership interest in TAP for 100 percent ownership of Lake Products, which will then become a wholly-owned subsidiary of Abbott.  For five years thereafter, TAP will make: (i) quarterly payments to Lake Products, Abbott’s subsidiary, based on the net sales of pharmaceutical products retained by TAP and (ii) milestone payments, if specified development, approval and commercial milestones are achieved with respect to products retained by TAP.  As a result, Abbott expects to receive approximately $1.5 billion in estimated total future cash payments, which will be subject to tax, over this five-year period.

The transaction will be accounted for as a sale of Abbott’s equity interest in TAP and as a concurrent business acquisition under SFAS No. 141 Business Combinations.  Accordingly, Abbott will record various assets and liabilities associated with the transaction.  Assets to be recorded include accounts receivable, inventory, intangible product rights, goodwill and fixed assets.  Liabilities include accounts payable, accruals, and contingent liabilities related to the agreement. As a result, depending upon the valuation of the business as of closing, no significant gain or loss is expected to be recorded.  The contingent liabilities to be recorded at closing are part of equalizing the value of the transaction to the parties.  Under the agreement, Lake Products is required during the five years following the closing to make after-tax payments to TAP of up to $700 million if, by specified dates prior to 2013, Food and Drug Administration approval of specified products retained by TAP has not been obtained or the licenses underlying such products terminate.  If these payments were required, the amounts paid would reduce the liability established at closing.  If these payments are not required, the liability would be reduced and a one-time gain would be recorded.

The parties expect the transaction to close in the next 30 to 60 days.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this report may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to Abbott’s Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2007, and are incorporated by reference.  Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABBOTT LABORATORIES

Date:	March 24, 2008	By:	/s/ Thomas C. Freyman
Thomas C. Freyman
Executive Vice President, Finance
and Chief Financial Officer